Exhibit 99.1

Avigen Reports Results for the Three Months Ended March 31, 2005

Alameda, CA, April 28, 2005 – Avigen, Inc. (Nasdaq: AVGN) today reported financial results for the three months ended March 31, 2005.  At March 31, 2005, Avigen had approximately $72 million in cash, cash equivalents, available-for-sale securities and restricted investments.  This compares with approximately $76 million at December 31, 2004.

Avigen reported revenue of $9,000 for the three months ended March 31, 2005, compared with $150,000 reported in the first quarter of 2004.  The revenue reported in the quarter ended March 31, 2004 included the recognition of $125,000 of the $2.5 million payment received from Bayer in the first quarter of 2003, which was being recognized ratably over five years.  In May of 2004, the agreement between Avigen and Bayer to develop a product for the treatment of hemophilia-B was terminated and the remaining $2.0 million of unrecognized revenue was reflected in Avigen’s Statement of Operations in the quarter ended June 30, 2004, thereby ending any future revenue recognition from the Bayer payment.

Total operating expenses for the three months ended March 31, 2005 were $5.5 million, thirty percent lower than the $7.9 million reported for the same period in 2004.  The decrease was primarily related to Avigen’s strategic decision last summer to realign, restructure and reduce staffing in July 2004 as part of the company’s move to exclusively focus on product development candidates for the treatment of serious neurological diseases and discontinue the hemophilia-B trial.

For the three months ended March 31, 2005, Avigen reported a net loss of $5.2 million, or $0.25 per share, compared with a net loss for the same period in 2004 of $7.3 million, or $0.36 per share.

About Avigen

Avigen, Inc., based in the San Francisco Bay Area, is committed to developing innovative therapeutics to treat serious disorders, primarily focused on neurological conditions. Avigen recently announced that it will exclusively focus on the development of traditional pharmaceutical products, particularly small molecules and biologics.  Additional information can be found at www.avigen.com.

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Contact:  Thomas J. Paulson
Chief Financial Officer
Avigen, Inc.
1301 Harbor Bay Parkway,  Alameda, CA 94502
Tel: 510-748-7150
FAX: 510-748-7155
Internet: tpaulson@avigen.com

AVIGEN, INC.

SELECTED FINANCIAL INFORMATION

STATEMENTS OF OPERATIONS

	Three months ended

(In thousands, except shares and per share information)	March 31, 2005	March 31, 2004

	(unaudited)
Revenue	$9	$150
Operating expenses
Research and development	3,641	5,099
General and administrative	1,879	2,827

Total operating expenses	5,520	7,926
Loss from operations	(5,511)	(7,776)
Net interest income and other expense	321	495

Net loss	$(5,190)	$(7,281)

Basic and diluted net loss per common share	$(0.25)	$(0.36)

Shares used in basic and diluted net loss per common share calculation	20,381,250	20,324,618

CONDENSED BALANCE SHEETS

(In thousands)	March 31, 2005	December 31, 2004

	(unaudited)	(1)
Cash, cash equivalents, available-for-sale securities and restricted investments - current	$61,140	$64,290
Accrued interest and other current assets	1,408	1,151

Total current assets	62,548	65,441
Restricted investments	10,428	11,928
Property and equipment, net	11,635	12,497
Deposits and other assets	587	641

Total assets	$85,198	$90,507

Current liabilities	1,653	1,568
Long-term obligations	9,072	9,064
Stockholders’ equity	74,473	79,875

Total liabilities and stockholders’ equity	$85,198	$90,507

(1) Derived from audited financial statements.